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EXHIBIT 10.30

                            Starburst Innovation, LLC
                              48 Par le Ville Road
                             Hamilton, Bermuda HM11

March 14, 2005

Mr. Ray Willenberg, Jr. New Visual Corporation 5920 Friars Road, Ste. 104 San Diego, CA 92108

Dear Ray:

This letter is intended to confirm our recent verbal agreement to extend the maturity date of the remaining balance of the Note Payable obligation of New Visual Corporation to Starburst Innovation, LLC by one year. The note obligation shall become due and payable in full within three days of Payee's written request for payment, provided, however, that Payee shall not be entitled to make a payment request prior to November 15, 2005.The note will continue to earn interest at 5% per annum, payable at termination or at time of repayment which can be earlier without penalty.

Very truly yours,

/s/ Jens Henriksen
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Jens Henriksen
Starburst Innovation, LLC